Exhibit 10.1

September 26, 2017

David M. Mauney, MD

[Address]

Dear David,

Thank you for considering employment with ZIOPHARM Oncology, Inc (the “Company”). Everyone with whom you have interviewed is impressed with your credentials and accomplishments. We believe your training and experience will make you a tremendous asset at this exciting time in the company’s development. I am pleased, therefore, to formally offer you the position of EVP and Chief Business Officer reporting to the CEO, Laurence J. N. Cooper, M.D., Ph.D.

Details of this offer and compensation are as follows:

•	Your semi-monthly salary will be $16,666.67 ($400,000 if annualized). You will be scheduled for an annual performance review.

•	You will be eligible for a discretionary performance bonus potential of up to 35% of your base salary.

•	You will be entitled to all company benefits outlined in the accompanying Benefits Overview. Additional questions regarding the benefits can be directed to me at [phone number].

•	You will be entitled to accrue paid vacation at the rate of 4 weeks per year.

•	Subject to the approval of the Board of Directors of the Company, you will be eligible for an inducement stock option grant of 500,000 shares. Any such options will be granted on the later of the date on which you commence employment with the Company or the date of board approval will be evidenced by a stock option agreement. Options will vest, in (3) equal annual installments on the anniversary of the Vesting Commencement Date, subject to your continuous service with the Company through each vesting date in accordance with that agreement and the Company’s 2012 stock option plan. In addition, the Award will vest in full in the event of a Change in Control and the subsequent termination of your employment without Cause.

•	You will be eligible for Severance in the amount of 50% of your current annual base salary if your employment is terminated by the Company other than for Cause.

•	Please note that this offer is contingent upon the successful completion of an employment background check. We require that all ZIOPHARM Oncology, Inc. employees have a completed employment background check on file.

As with all ZIOPHARM employees, this is employment at-will and may be terminated by either party at any time, for any reason, without previous notice. This offer letter is not an employment contract and should not be construed as a contract; ZIOPHARM has the right to change or modify the terms of your employment at any time. No supervisor or other representative of the Company, except our CEO, has any authority to enter into any type of employment agreement with any employee. Any employment agreement entered into by ZIOPHARM must be in writing.

Enclosed, please find an Invention, Non-Disclosure and Non-Competition Agreement for your review. You will be required to sign this agreement upon commencement of your employment with ZIOPHARM. If you have any questions regarding this agreement, please do not hesitate to contact me.

Please indicate your acceptance of the terms of this offer by signing and returning one copy of this letter by scan/email (                ) or by mail (Attn: Lynn Ferrucci, One First Ave., Parris Building #34, Navy Yard Plaza, Boston, MA 02129) by Tuesday, September 26, 2017. We are planning on a start date of September 28, 2017 and agree that you will need to assist with the transition from your current position for a period of about six (6) months for approximately an hour a week. David, we all look forward to welcoming you as a member of the ZIOPHARM team!

Sincerely,

/s/ Lynn M. Ferrucci

Lynn M. Ferrucci

SVP, Human Resources

I agree to the terms of employment as outlined above:

/s/ David Mauney, MD	9/26/17
David Mauney, MD	Date